UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 10, 2005

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Item 1.02. Termination of a Material Definitive Agreement.

On March, 25, 2005, at the request of Wal-Mart Stores, Inc. (“the Company”), Thomas M. Coughlin resigned from the Company’s Board of Directors. At the time of his resignation, Mr. Coughlin was a member of the Board’s Strategic Planning and Finance Committee, Executive Committee, and Stock Option Committee. The Company’s request for Mr. Coughlin’s resignation arose from the results of an internal investigation into the alleged unauthorized use of corporate-owned gift cards and personal reimbursements that appeared to have been obtained through the reporting of false information on third-party invoices and Company expense reports. Based on the results of the Company’s internal investigation, including Mr. Coughlin’s response to questions concerning his knowledge of certain transactions, the Company promptly reported the results of its investigation to the United States Attorney for the Western District of Arkansas.

The information set forth above was disclosed in a Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2005. On the date of that filing, the Company delivered a letter to Mr. Coughlin and his attorney notifying them of the Company’s Form 8-K filing and advising them of Mr. Coughlin’s right to submit a written response to the Company stating whether, and in what respects, Mr. Coughlin disagreed with the Company’s position. Mr. Coughlin and his attorney were also informed that any such response would be filed as an amendment to the Form 8-K filed on March 25, 2005. Neither Mr. Coughlin nor his attorney elected to submit such a response.

During the Company’s internal investigation, Mr. Coughlin maintained that his use of corporate money and property was related to what Mr. Coughlin described as “union activity” for which he was obtaining “reimbursement.” Mr. Coughlin declined, however, to provide the Company with any details of the alleged “union activity” or the alleged “reimbursements.”

In the Company’s ongoing internal investigation, the Company found no evidence supporting Mr. Coughlin’s “union activity reimbursement” explanation. The Company delivered a letter to Mr. Coughlin’s attorney on April 19, 2005, requesting that Mr. Coughlin come forward with “any documents or other information that would support his contention that the questioned transactions were ‘reimbursements’ for monies Mr. Coughlin spent in connection with union activities.” To date, Mr. Coughlin has not furnished any such information to the Company.

With the prior approval of the Compensation, Nominating, and Governance Committee of the Board (the “CNGC”), the Company entered into a Retirement Agreement (“Retirement Agreement”) with Mr. Coughlin on January 22, 2005. The Retirement Agreement is described in, and filed as an exhibit to, a Form 8-K filed with the Commission on January 26, 2005, and incorporated by reference herein.

At the recommendation of the Company’s Legal Department and with the advice of outside counsel, on June 10, 2005, the CNGC authorized management of the Company to take appropriate action to rescind the Retirement Agreement and to take other appropriate legal action in connection therewith. The grounds for rescission are based on Mr. Coughlin’s violation of his fiduciary duties to the Company and the concealment and failure to disclose to management that, for a period of several years and continuing until at least December 2004, Mr. Coughlin had been engaged in a scheme to misappropriate corporate funds and property for his own personal benefit.

In addition, the CNGC determined that: (1) Mr. Coughlin shall forfeit all outstanding equity awards under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended, (2) Mr. Coughlin shall forfeit all incentive payments (and related credited earnings thereon) under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan (the “Deferred Compensation Plan”), (3) interest credited to Mr. Coughlin’s own deferrals to the Deferred Compensation Plan account shall be reduced by fifty percent for each Deferred Compensation Plan year, and (4) Mr. Coughlin’s Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan account shall be recalculated as if no employer contributions and forfeitures were credited to his account on or after January 31, 1996.

On June 10, 2005, the Company gave written notice to Mr. Coughlin and his attorney that the Company is rescinding the Retirement Agreement in its entirety and revoking the benefits described above. A copy of the notice is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) In connection with the circumstances described in Item 1.02 above, Mr. Coughlin is being terminated as an officer of the Company for gross misconduct retroactive to January 22, 2005.

Item 9.01 Financial Statements and Exhibits

99.1	Letter, dated June 10, 2005, regarding notice of rescission and revocation of benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2005

WAL-MART STORES, INC.

By:	/s/ Thomas A. Mars
Thomas A. Mars
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Letter, dated June 10, 2005, regarding notice of rescission and revocation of benefits.